Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made and entered into as of the 21st day of April, 2005 by and between RICHARD W. USSERY, an individual resident of the State of Georgia (“Ussery”), and TOTAL SYSTEM SERVICES, INC., a business corporation organized and existing under the laws of the State of Georgia (“TSYS”).

W I T N E S S E T H :

WHEREAS, Ussery has served in various employment and management capacities with TSYS and Synovus Financial Corp. ("Synovus") for 40 years, including serving as TSYS' Chief Executive Officer ("CEO") from its formation until December 9, 2003;

WHEREAS, Ussery currently serves as an executive employee of TSYS in the capacity of Chairman of the Board;

WHEREAS, Ussery has decided to retire from his position as an executive employee of TSYS effective June 30, 2005 and assume the status of a non-employee Chairman of the Board at such time;

WHEREAS, it is the desire of TSYS to provide for a smooth and orderly transition of its executive leadership, and

WHEREAS, it is the desire of TSYS to avail itself of the knowledge and experience of Ussery in selected areas where his advice, counsel and efforts can be the most meaningful for one year beyond his retirement date as an employee of TSYS.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, Ussery and TSYS, intending to be legally bound, do hereby agree as follows:

Section I.

CONSULTING RELATIONSHIP

TSYS hereby engages Ussery, and Ussery hereby accepts such engagement to perform such consulting and advisory services as may be requested from time to time by the Chief Executive Officer of TSYS or the Board of Directors of TSYS. Among the services requested, Ussery will: (1) provide advice and counsel to TSYS' CEO regarding his duties and responsibilities; (2) provide advice and counsel with respect to TSYS' investor relations activities and corporate strategy; (3) provide advice and counsel with respect to TSYS' community relations activities, including selected civic and charitable projects; (4) provide advice and counsel on the construction of additional corporate facilities; and (5) provide employee and leadership training as requested by TSYS and Synovus, including speaking engagements at the Synovus Leadership Institute.

In providing such services, the CEO and Ussery will agree on the appropriate work schedule necessary to accomplish the requested services and desired results. Ussery will control the means, methods, time, resources, and manner required to perform the consulting and advisory services requested from him.

Section II.

TERM OF ENGAGEMENT

Ussery’s engagement under this Consulting Agreement shall commence as of July 1, 2005, and end on June 30, 2006.

Section III.

COMPENSATION

3.1    In consideration of the consulting services to be rendered by Ussery hereunder, and in consideration of the covenants and agreements of Ussery herein contained, TSYS hereby agrees to pay to Ussery, for each month (or partial month) during the term of this Consulting Agreement, a consulting fee of $26,526.00. Payments made hereunder shall be paid to Ussery on the last day of each month during the term hereof.

3.2    During the term of this Agreement, Ussery shall be entitled to the personal use of Synovus/TSYS aircraft in accordance with the Synovus/TSYS Personal Use of Company Aircraft policy (“Policy”), as such Policy may be amended from time to time. A copy of the current version of the Policy, as it exists on the date of this Agreement, is attached as Exhibit “A” and made a part hereof by this reference.

3.3    Ussery acknowledges that he is an independent contractor for all purposes. Ussery agrees to treat all payments made to him hereunder as payments received by an independent contractor for all tax purposes and to pay any and all taxes payable in connection with his engagement hereunder, including, without limitation, all applicable income and self employment taxes.

3.4    The obligations of TSYS under Sections 3.1 and 3.2 hereof shall terminate if, during Ussery’s engagement hereunder, Ussery, unless acting with the prior written consent of the Board of Directors of TSYS, provides services of any sort to, or assists in any way, with or without compensation, any entity engaged in the business of electronic payment processing, other than Synovus, TSYS and their subsidiaries and affiliates.

Section IV.

BOARD POSITIONS

4.1    Ussery agrees to continue to serve as Chairman of the Board of Directors of TSYS and serve on the Board of Trustees of the Synovus Foundation. It is also the intent of this Agreement that Ussery continue to serve on the Board of Directors of TSYS until attaining retirement age as defined in the by-laws of TSYS. TSYS and Ussery agree to review Ussery’s Board of Director positions and memberships on a periodic basis during the term of this Agreement.

Section V.

DEATH OR DISABILITY

Ussery’s engagement under this Consulting Agreement shall terminate upon Ussery’s death or total and permanent disability. For purposes of this Consulting Agreement, the term “total and permanent disability” shall mean the substantial physical or mental inability of Ussery to fulfill his duties under this Consulting Agreement as certified to in writing by two (2) competent physicians practicing in Columbus, Georgia, one of whom shall be selected by TSYS’ Board of Directors and the other of whom shall be selected by Ussery or his duly appointed guardian or legal representative.

Section VI.

NONDISCLOSURE

6.1    Ussery shall hold in confidence at all times after the date hereof all Trade Secrets, and shall not disclose, publish or make use at any time after the date hereof the Trade Secrets without the prior written consent of TSYS. Ussery also agrees that during the term of his engagement under this Consulting Agreement and for a period of two (2) years following the termination thereof, Ussery will hold in confidence all Confidential Information and will not disclose, publish or make use of Confidential Information without the prior written consent of TSYS.

6.2    For the purposes of this Consulting Agreement, “Confidential Information” shall mean any data or information, other than Trade Secrets, which is valuable to any of TSYS, Synovus or any of their subsidiaries or affiliates (hereinafter the “TSYS Companies”) and not generally known to competitors of the TSYS Companies. “Trade Secrets” shall mean information belonging to or hereafter acquired by any of the TSYS Companies, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. For purposes of this Consulting Agreement, the term Trade Secrets shall not include information that Ussery can show by competent proof (i) was known to Ussery and reduced to writing prior to disclosure by any of the TSYS Companies (but only if Ussery promptly notifies TSYS of his prior knowledge); (ii) was generally known to the public at the time any of the TSYS Companies disclosed the information to Ussery, (iii) became generally known to the public after disclosure by any of the TSYS Companies through no act or omission of Ussery; or (iv) was disclosed to Ussery by a third party having a bona fide right both to possess the information and to disclose the information to Ussery.

Section VII.

MISCELLANEOUS

7.1    Governing Law. This Consulting Agreement shall be governed by and interpreted under the laws of the State of Georgia without regard to its conflict or choice of law provisions.

7.2    Notices. All notices or other communications required or permitted hereunder or necessary and convenient in connection herewith shall be in writing and delivered in person or by express delivery service or postage prepaid first class mail, return receipt requested, to the following addresses:

If to Ussery:

Richard W. Ussery
#1 Mountain Ridge Court
Columbus, GA 31904

If to TSYS:

Total System Services, Inc.
Attn: General Counsel

P.O. Box 120

Columbus, Georgia 31902

or to such other addresses as Ussery or TSYS may designate by notice to the other parties hereto in the manner set forth in this Section VII.

7.3    Entire Agreement. This Consulting Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and may not be changed or amended except upon written amendment executed by the parties hereto.

7.4    Assignment. All of the terms and provisions of this Consulting Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Ussery hereunder shall not be assignable in whole or in part by Ussery.

7.5    Counterparts. This Consulting Agreement may be executed in two or more counterparts, each of which, when executed, shall be deemed an original instrument.

IN WITNESS WHEREOF, TSYS has caused this Consulting Agreement to be executed on its behalf and Ussery has hereunto set his hand and seal, as of the day and year first above written.

TOTAL SYSTEM SERVICES, INC.
By:	/s/Philip W. Tomlinson
Name:	Philip W. Tomlinson
Title	Chief Executive Officer
/s/Richard W. Ussery L.S.) Richard W. Ussery

Exhibit “A”

SYNOVUS FINANCIAL CORP./TOTAL SYSTEM SERVICES, INC.

Personal Use of Company Aircraft

Key Executives are each allowed a maximum number of hours of personal use of company aircraft each calendar year (Attachment 1).

Personal use of company aircraft by Key Executives includes non-business flights upon which the Key Executive and his or her non-business guests are the only passengers aboard the aircraft and also includes non-business flights upon which the Key Executive is not aboard the aircraft but his or her non-business guests are the only passengers aboard the aircraft.

Personal use of company aircraft is calculated using “block hours,” as opposed to “flight hours,” and includes “deadhead legs.”

For purposes of calculating the number of hours of personal use of company aircraft, each block hour of turbo-prop usage shall equal “one hour of personal usage” and each block hour of jet usage shall equal “two hours of personal usage.” Usage of less than whole hours shall be recorded proportionately.

Personal use of company aircraft by Key Executives and their non-business guests is tracked and the value reported for tax purposes for the Key Executive using the Standard Industry Fare Level (SIFL) guidelines.

Bereavement and Medical Emergency Use of Company Aircraft

Other company team members may utilize a company aircraft for bereavement or medical emergency purposes. All trips for this purpose shall be authorized by Sanders Griffith.

Use of Company Aircraft by Key Executives and Other Company

Executives on Previously Scheduled Business Flights

Key Executives and other company executives, and their respective non-business guests, may occupy otherwise unoccupied seats on previously scheduled business flights of company aircraft, and, in the case of Key Executives, such occupancy shall not be counted against the number of hours of personal use of company aircraft available to them. All trips for this purpose shall be authorized by Sanders Griffith. The travel of such executive and his or her non-business guests will be tracked and the value reported for tax purposes to the executive using the SIFL guidelines.

Attachment 1

The following Executives are designated as eligible for the indicated number of hours of personal use of company aircraft:

Synovus

Jim Blanchard—Synovus CEO—50 hours

Jimmy Yancey—Synovus COB—20 hours

Richard Anthony—Synovus President and COO—20 hours

Lee Lee James—Synovus Vice Chairman—20 hours

Fred Green—Synovus Vice Chairman—20 hours

Sanders Griffith—Synovus General Counsel—20 hours

TSYS

Phil Tomlinson—TSYS CEO—20 hours

Rick Ussery—TSYS COB—20 hours

Troy Woods—TSYS President and COO—20 hours